Exhibit 99.1

Worldwide Headquarters	Steven Brazones
1200 Willow Lake Boulevard	Director, Investor Relations
St. Paul, Minnesota 55110-5101	651-236-5158

NEWS	For Immediate Release	April 19, 2010

H.B. Fuller Closes New Revolving Credit Facility

ST. PAUL, Minnesota – H.B. Fuller Company (NYSE: FUL) announced today that it has entered into a new $200 million senior unsecured multi-currency revolving credit facility.

The new facility matures on June 19, 2013 and replaces the Company’s existing revolving credit facility. JP Morgan Chase Bank, N.A. acted as administrative agent and Citibank, N.A. acted as syndication agent.

Based upon the Company’s current corporate credit rating from Standard & Poor’s, drawn pricing on the facility is LIBOR plus 225 basis points, up from LIBOR plus 62.5 basis points under the previous facility. Financial covenants are unchanged between the old and new facility.

“This new facility further improves our liquidity position and continues to provide us flexibility as we focus on growth,” said Jim Giertz, senior vice president and chief financial officer. “We are very pleased with the strong level of support from our bank group and the attractive pricing we achieved in this market.”

About H.B. Fuller Company:

H.B. Fuller Company is a leading worldwide formulator and marketer of adhesives, sealants, coatings, paints and other specialty chemical products, with fiscal 2009 net revenue of $1.235 billion. Its common stock is traded on the New York Stock Exchange under the symbol FUL. For more information, please visit their website at www.hbfuller.com.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the Company’s ability to effectively integrate and operate acquired businesses; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; geographic and product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations; the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-Q filing of March 21, 2010 and 10-K filing, as amended, for the fiscal year ended November 28, 2009. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in net revenue resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included.